Exhibit 10.1

July 1, 2016

David Koos

Chairman & CEO

Regen BioPharma Inc. (RGBP)

4700 Spring St., #304

La Mesa, CA 91942

Delivered: 07/01/2016

Via email to: David Koos david.koos@regenbiopharma.com

Dear David,

The purpose of this investment banking engagement agreement (the "Agreement") is to set forth the terms and conditions pursuant to which CIM Securities, LLC ("CIM"), a FINRA member in good standing, shall act as exclusive financial advisor and placement agent for Regen BioPharma Inc. (RGBP, RGBPP) (“Company”), a Nevada Corporation and all affiliates (also the "Company") and introduce the Company to one or more accredited investors (“Investors”) in connection to a proposed private placement (the "Private Placement") of equity and / or debt securities (the "Securities") of the Company for the capital needed to continue research and development on four blocker compounds. However, CIM specifically acknowledges that the Company has retained Objective Capital Partners, located in San Diego, California, to identify potential strategic partners for the Company, which could result in an infusion of capital that does not involve the sale of debt or equity securities. The gross proceeds from the CIM Private Placement or negotiated transactions are proposed to be a $1,000,000 Minimum Offering and up to $8,000,000 Maximum in gross proceeds on terms that will be mutually agreed upon by both parties. The terms and final structure of such “best efforts” Private Placement, including the amount, identified use of proceeds, closing conditions and the specific type of Securities to be issued shall be mutually agreed upon by the Company, CIM and the Investor(s). However, at this time, both CIM and the Company envision the offering being a convertible debt instrument it is convertible into shares of the Company’s series A Preferred stock class, with a conversion floor of $0.05 and a conversion ceiling of $0.15. Additionally, both CIM and the Company will agree that the Minimum raise amount shall be defined as $1,000,000 less the cash in the Company’s Chase bank accounts on the day that the Private Placement is release into the marketplace. In the event that the Company has a cash balance in excess of $1,000,000 then both parties agree that the minimum raise amount will have been satisfied.

The parties hereto hereby agree that the Company shall pay to CIM the fees and compensation set forth below if there is any closing and funding of a debt or equity financing, (including without limitation the Private Placement) for the Company (a "Financing") within twenty four (24) months of the date of this Agreement with any investors to whom the Company was introduced by CIM, either directly or indirectly, or whom were contacted by CIM and identified to the Company pursuant to this agreement, regardless of whether this Agreement was previously terminated.

The Company hereby engages the Advisor on an exclusive basis for the term (“Term”) of this Agreement which shall be for a period of Six (6) months from the final signature date by the Company’s authorized Officer, and the Advisor hereby agrees to advise, consult with, and assist the Company in various consulting matters including but not limited to: review of Company documents, objectives, structure, due diligence, general corporate advice, possible M&A transactions and capitalization structures, valuations, and capital raising terms. If both Parties wish to continue a new Agreement can be drafted or both Parties can continue on a month-to-month basis until such time as one Party terminates this Agreement.

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In the consideration of the services rendered by CIM under this Agreement, the Company agrees to pay CIM the following fees and other compensation:

(i)	A Ten Percent (10%) cash fee payable immediately upon the closing and funding of any portion of any privately placed preferred stock, common stock, convertible debt or convertible preferred stock, or any other form of equity–linked securities. Additionally, there will be a five year cashless exercise warrants from the date of Closing the Transaction equal to Ten Percent (10%) of the common shares or common share equivalents issued or to be issued in this or any other form of equity-linked financing with an exercise price equal to the offering or conversion price in such financing. If Company brings in any accredited investors during this agreement term period though the close of the Offering, the Company shall pay CIM Two and One Half Percent (2.5%); These reduced banker fees and warrants would apply to the Minimum Offering as well and any additional investors after the Minimum is met.
(j)	A Five Percent (5%) cash fee payable immediately upon the closing and funding of any subordinated or mezzanine debt financing, including any unitranche or senior “stretch” term loans or credit facilities along with Five Percent (5%) warrants priced as the same as the investors would get for their warrants or shares attached to the debt securities;
(k)	A Three Percent (3%) cash fee payable immediately upon the closing and funding of any senior debt financing, including any asset based revolving credit facilities along with Three Percent (3%) of the warrants at the fair market value of the Company at the time of the Transaction (price to be determined by mutual agreement);
(l)	A Cash Fee equal to Five Percent (5%) of the Aggregate Value of any M&A transaction sourced by CIM including all equity, mezzanine, senior debt, and any additional monies paid out at closing to the Company or target Acquisition.
(m)	A Cash Fee equal to Five Percent (5%) for any Joint Venture, Strategic Partnership, or Gross Revenue share on any Transactions brought by CIM to Company.
(n)	A non-refundable and non-contestable upfront retainer of $12,500 payment due, upon signing of this Agreement, to CIM Securities, LLC. Payment should be in the form of a wire payment to CIM (wire instructions will be provided when signed by Company), and the Company will hereby give CIM Securities, and its designees a further engagement fee in the form of a right to purchase warrants (“Engagement Warrants”) for 150,000 Preferred Shares with either a cash exercise price of $1,000 for the shares or via cashless exercise provision. CIM will purchase this Engagement Warrants from the Company for a nominal price of $100 for the warrant agreement.
(o)	All amounts payable (not to include the nonrefundable retainer) hereunder shall be paid to CIM out of an escrow account here in the U.S. by an FDIC Insured Banking Institution that is acceptable to CIM at the closing or by such other means acceptable to CIM, along with any out of pocket expenses incurred in carrying out any Due Diligence and Marketing expenses of the Financing. Company and CIM may choose to do a best efforts with a “no minimum offering” at which time there would be no need for an Escrow Account; but Company agrees not to cash any check or to take any wire funds from an Investor until fully accepted by CIM Chief Compliance Officer Sinh Ly;
(p)	If during the Term of this Agreement the Company shall source an investor then the Company will agree to pay CIM Securities a fee equal to 100% of both the cash fees and warrants compensation as outlined in the same manner for both (a) thru (f) of this section. Should the Company source any of the Investors on its own efforts (excluding other FINRA member firms) then it would only pay CIM 50% of it fees and warrants in paragraphs (a) thru (f); and if the Company has a current “carve out” list that it is talking to right now and would like to provide it to us on the date of this Agreement being signed then CIM would agree to take only 25% of its fees and warrants as outlined in paragraphs (a) thru (f) which would be attached to this Agreement in Exhibit A hereto, if any.

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This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of law principles. Any dispute arising out of this agreement shall be adjudicated in the courts in the State of Colorado or in the federal court sitting in the Arapahoe County district of Colorado, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth here in shall be deemed adequate and lawful. The Parties may alternately agree to move any litigation to Arbitration in Arapahoe County.

The Company agrees to not substantially change their business model after signing this agreement. Changing the business model substantially may result in CIM terminating this agreement and engagement fees will not be returned. If a change must be made, CIM has the right to approve the change and move forward as the financial advisor with a revised engagement agreement or terminate this agreement with no refund of fees paid by the Company.

The Company and CIM hereby agree to the terms and conditions of the Indemnification Agreement attached hereto as Appendix A with the same force and effect as if such terms and conditions were set forth at length herein.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understanding with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter. This Engagement Agreement Offer will expire if not signed by Company by July 8, 2016 at 5 pm Pacific Time and shall then be considered null and void.

Best Regards,

By:	/s/ Sinh Ly
Sinh Ly
Managing Director

ACCEPTED AND AGREED TO:
Regen BioPharma Inc.

By:	/s/ David Koos	Date:	7/1/2016
David Koos
Chairman & CEO

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APPENDIX A

INDEMNIFICATION AGREEMENT

Appendix A to Letter of Engagement Agreement (the "Agreement"), dated June 26, 2016, by and between Regen BioPharma Inc., its affiliates and subsidiaries (collectively, the "Company") and CIM Securities, LLC ("CIM").

The Company agrees to indemnify and hold CIM and its affiliates, control persons, directors, officers, employees and agents (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not CIM or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of CIM's entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include CIM's and/or any such other Indemnified Person's reasonable attorneys' and accountants' fees and out-of-pocket expenses incurred in such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to CIM and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply to an Indemnified Person where a court of competent jurisdiction has made a final determination that such Indemnified Person acted in a grossly negligent manner or engaged in willful misconduct in the performance of the services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse CIM and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred). The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act as a result of its engagement under this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to CIM or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by CIM or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and CIM or any such other Indemnified Person on the other hand, but also the relative fault of the Company and CIM or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by CIM and any such other Indemnified Person hereunder exceed the amount of fees actually received by CIM pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, CIM and any other Indemnified Person.

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(INDEMNIFICATION AGREEMENT SIGNATURE PAGE)

The terms and conditions hereinabove set forth in this Appendix A shall survive the termination and expiration of this Agreement and shall continue indefinitely thereafter.

Best Regards,

By:	/s/ Sinh Ly
Sinh Ly
Managing Director

ACCEPTED AND AGREED TO:
Regen BioPharma Inc.

By:	/s/ David Koos	Date:	7/1/2016
David Koos
Chairman & CEO

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